Exhibit 10.32

August 18, 2009

Mamdouh Philippe, President
Greaters for Nile Tourism
Nefertari Street
Luxor, Egypt

RE:           Loan Agreement: U.S. $383,870.00

Dear Mr. Philippe:

This letter agreement shall be deemed a Loan Agreement reflecting a loan of U.S. $383,870 from Sonesta International Hotels Limited, “Lender”, to Greaters for Nile Tourism, “Borrower”.

Amount of Loan: U.S. $383,870 (the “Loan”).

Date of Loan:  The Loan shall be deemed made as of April 1, 2009, and interest at the Interest Rate shall be deemed to accrue as of that date.

Repayment of Loan: The Loan shall be repaid to Sonesta International Hotels Limited (“Lender”), in currency of the United States, in twelve (12) monthly installments, each of which shall be due and payable on the first day of each calendar month.  The first monthly payment shall be due and payable November 1, 2009.  (The attached “Repayment Schedule” reflects the monthly repayment of the Loan, together with interest at the Interest Rate.)

Delivery of Checks:  Simultaneously with the making of the Loan you will deliver to Sonesta twelve (12) post-dated checks, one for each of the twelve monthly installments referred to in the “Repayment of Loan” section, above, and each in the amount of U.S. $33,927.00.  Each check shall be signed personally by you.  The checks will be dated on the first day of each month, beginning with November 1, 2009 and ending October 1, 2010.

Interest Rate: The Loan shall be repaid, together with interest at the “Interest Rate”, which shall be equal to 5.25% per annum (the current Prime Rate plus 2).  The Interest Rate shall apply as of April 1, 2009, and be fixed for the duration of the Loan.

Default Rate/Charges: In the event that the Loan is not repaid in accordance with this letter agreement, or if any portion of the Loan, or Loan interest, remains unpaid as of November 1, 2010, interest shall accrue on the amount of the Loan, and interest, then outstanding at the rate of eight percent (8%) per annum. Borrower shall also be responsible for reimbursing Lender for any costs Lender incurs in enforcing this letter agreement, including reasonable attorney’s fees.  In the event of any default by Borrower in repaying the Loan, Borrower, as Owner of the Hotel under the Management Agreement, hereby authorizes and instructs Lender, as Operator of the Hotel under said Management Agreement, to repay the Loan, from the income of the Hotel, and to charge any such amounts used to repay the Loan, or to pay interest thereon, to the Owner’s account.

Prepayment:                                Borrower may prepay the Loan, and interest thereon, at any time without charge or penalty.

In Witness Whereof, the parties have set their hands and seals as of this August 24, 2009.

Borrower:                                                                                                Lender:
Greaters for Nile Tourism                                                                                                 Sonesta International Hotels Limited

By:             /s/ Mamdouh Philippe Megalaa                                                                           By:             /s/ Boy A.J. van Riel
Mamdouh Philippe Megalaa                                                                                              Boy A.J. van Riel
President                                                                                                    Vice President & Treasurer

GUARANTY
The undersigned, Mamdouh Philippe Megalaa, individually, agrees, jointly and severally, to guaranty the obligations of the Borrower, Greaters for Nile Tourism, under the above loan letter agreement.  The Lender (or its successor) shall have the right to demand payment from me, on a joint and several basis, without need for first demanding payment from the Borrower.

By:             /s/ Mamdouh Philippe Megalaa
Mamdouh Philippe Megalaa

Date:                      August 24, 2009

Promissory Note

Amount:
     U.S. $ 383,870.00

Name of Debtor:	Greaters for Nile Tourism

Address of Debtor:                                           Nefertari Street, Luxor, Egypt

On or before November 1, 2010, we the Debtor shall pay to the order of the Creditor, Sonesta International Hotels Limited, whose address is c/o Sonesta International Hotels Corporation, 116 Huntington Avenue, Boston, Massachusetts, U.S.A., by virtue of this promissory note, the sum stated above, which is Three Hundred Eighty Three Thousand Eight Hundred Seventy United States Dollars (U.S. $383,870.00), as we received such value in cash.  Payment shall be made at the address of the Creditor and any dispute arising out of this promissory note shall be settled by the Cairo courts.

In the event that we do not make full and timely payment, the full outstanding amount shall automatically bear a delay interest of 8% (eight percent) annually, accruing from the due date until the date of full payment, without need for any notice, procedure, or protest.

The Creditor shall have the right to assign this promissory note at its discretion, without need for our consent.  Our liability for the amount set forth in this promissory note shall be released only after the Creditor, or its assignee, endorses this promissory note to the effect that it has received payment in full and has delivered the original promissory note to us.

Made as of April 1, 2009

Debtor:	Greaters for Nile Tourism

By:                        /s/ Mamdouh Philippe Megalaa
Name:                                Mamdouh Philippe Megalaa
Title:                                President

I hereby jointly and severally guarantee the payment of the above-mentioned amount.  The Creditor shall have the right to demand payment from me, on a joint and several basis, without need for first demanding payment from the Debtor.

Made as of April 1, 2009

Guarantor:                      Mamdouh Philippe Megalaa

By:                        /s/ Mamdouh Philippe Megalaa